Exhibit 99.1

AMYLIN PHARMACEUTICALS, INC. ANNOUNCES CONVERSION OF ALL OUTSTANDING 2.25% CONVERTIBLE SENIOR NOTES DUE 2008

San Diego, CA — August 24, 2006 — Amylin Pharmaceuticals, Inc. (NASDAQ:AMLN) today announced that in connection with the previously announced redemption of its 2.25% convertible senior notes due June 30, 2008, issued in 2003, holders of all of the outstanding notes converted their notes into shares of Amylin’s common stock prior to the August 24, 2006 redemption date.  The aggregate outstanding principal amount of the notes was $175 million.  As a result of these conversions, 5,377,148 shares of common stock were issued to the note holders.  The note holders were also entitled to a make-whole payment equal to $112.94 per $1,000 principal value of the converted notes less interest actually paid.  Amylin elected to pay the make-whole payment for the converted notes in shares of Amylin’s common stock, amounting to an additional approximately 180,000 shares issued.  In connection with the conversions, Amylin paid approximately $550 in cash, representing cash paid in lieu of fractional shares.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the company’s expertise in metabolism to develop promising therapies to treat diabetes, obesity and cardiovascular disease.  Amylin is located in San Diego, California with over 1200 employees nationwide.  Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at http://www.amylin.com.

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CONTACT:
Mark Foletta
Senior Vice President, Finance and Chief Financial Officer
Amylin Pharmaceuticals, Inc.
+1-858-552-2200
www.amylin.com